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                                                                    EXHIBIT 4.03



                           VERITAS AFFILIATE AGREEMENT


         This Affiliate Agreement (this "AFFILIATE AGREEMENT") is made and entered into as of January 13, 1997 (the "EFFECTIVE DATE") among VERITAS Software Corporation, a California corporation ("VERITAS"), VERITAS Software Corporation, a Delaware corporation ("NEWCO"), OpenVision Technologies, Inc., a Delaware corporation ("OPENVISION") and ____________________ ("SHAREHOLDER").

                                    RECITALS

         A. This Affiliate Agreement is entered into pursuant to that certain Agreement and Plan of Reorganization dated as of January 13, 1997, as such may be amended (the "PLAN OF REORGANIZATION"), entered into by and among VERITAS, Newco and OpenVision. The Plan of Reorganization provides for the formation of two Delaware corporations (collectively, the "SUBS"), as wholly-owned subsidiaries of Newco, and the statutory merger of one Sub with and into OpenVision (the "OPENVISION MERGER") and the other Sub with and into VERITAS (the "VERITAS MERGER") (collectively, the "MERGER"), all pursuant to the terms and conditions of the Plan of Reorganization and the Agreements of Merger to be entered into between the one Sub and OpenVision and the other Sub and VERITAS (collectively, the "AGREEMENTS OF MERGER"). The Plan of Reorganization and the Agreements of Merger are collectively referred to herein as the "MERGER AGREEMENTS." Capitalized terms used herein and not defined herein shall have the meanings that such terms have in the Plan of Reorganization.

         B. The Merger Agreements provide for the conversion of all of the issued and outstanding stock of OpenVision and VERITAS at the Effective Time of the Merger into shares of Newco's Common Stock, all as more particularly set forth in the Plan of Reorganization.

         C. As a condition to the willingness of OpenVision to enter into the Plan of Reorganization, OpenVision has required that Shareholder agree, and in order to induce OpenVision to enter into the Plan of Reorganization Shareholder has agreed, to enter into this Affiliate Agreement.

         D. Shareholder understands that because (i) the Merger is intended by the parties to qualify for "pooling-of-interests" accounting treatment and Shareholder may be deemed to be an "affiliate" of VERITAS within the meaning of the Securities Act of 1933, as amended (the "1933 ACT"), and (ii) the Merger will be treated as a tax-free "reorganization" within the meaning of Section 368 of the Internal Revenue Code, the shares of VERITAS Common Stock which Shareholder owns, any shares of VERITAS Common Stock which Shareholder may hereafter acquire, and any shares of Newco Common Stock (the "NEWCO COMMON STOCK") acquired by Shareholder pursuant to the Merger may be disposed of only in conformity with the limitations described herein. Shareholder has been informed that the treatment of the Merger as a "pooling-of-interests" for financial accounting purposes, and as a "reorganization" for federal income tax purposes, is dependent upon the accuracy of certain of the representations and warranties and compliance with certain of the agreements set forth herein.
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         NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. VERITAS SECURITIES

         Attachment 1 hereto sets forth all shares of VERITAS capital stock and any other securities of VERITAS owned by Shareholder, including all securities of VERITAS as to which Shareholder has sole or shared voting or investment power, and all rights, options and warrants to acquire shares of capital stock or other securities of VERITAS granted to or held by Shareholder (such shares of VERITAS capital stock, other securities of VERITAS and rights, options and warrants to acquire shares of VERITAS capital stock and other securities of VERITAS are hereinafter collectively referred to as "VERITAS STOCK"). As used herein, the term "NEW VERITAS SECURITIES" means, collectively, any and all shares of VERITAS capital stock, other securities of VERITAS and rights, options and warrants to acquire shares of VERITAS capital stock and other securities of VERITAS that Shareholder may purchase or otherwise acquire any interest in (whether of record or beneficially), on and after the Effective Date of this Affiliate Agreement and prior to the Expiration Date (as defined below). All New VERITAS Securities will be subject to the terms of this Affiliate Agreement to the same extent and in the same manner as if they were VERITAS Stock. The VERITAS Stock and the New VERITAS Securities shall be collectively referred to herein as the "VERITAS SECURITIES". As used herein, the term "EXPIRATION DATE" means the earliest to occur of (i) the closing, consummation and effectiveness of the Merger, or (ii) such time as the Plan of Reorganization may be terminated in accordance with its terms.

SECTION 2. TAX TREATMENT

         Shareholder understands and agrees that it is intended that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Shareholder will rely on Shareholder's own tax advisers as to the tax attributes of the Merger to Shareholder and understands that neither Newco, VERITAS, nor their counsel, OpenVision or OpenVision's counsel has guaranteed nor will guarantee to Shareholder that the Merger will be a tax-free reorganization. Shareholder understands that counsel to VERITAS (Fenwick & West LLP) and counsel to OpenVision (Wilson Sonsini Goodrich & Rosati P.C.) have not acted as counsel for Shareholder with respect to any matter related to the Merger, and that Shareholder has not relied on VERITAS or its counsel, or OpenVision or its counsel, with respect to any legal matter related to the Merger or its tax consequences, including, without limitation, any U.S. federal income tax consequences.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER

         3.1 RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Shareholder has been informed that a reorganization for federal income tax purposes requires that a sufficient number of former shareholders of VERITAS maintain a meaningful continuing equity ownership interest in Newco after the Merger. Shareholder understands that the representations, warranties and covenants of Shareholder set forth herein will be relied upon by OpenVision, VERITAS and Newco and their respective counsel and accounting firms and by VERITAS's shareholders.

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         3.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER.
Shareholder represents, warrants and covenants as follows:

                  (i) Authority; Affiliate Status. Shareholder has full power and authority to enter into, execute, deliver and perform Shareholder's obligations under this Affiliate Agreement and to make the representations, warranties and covenants herein contained. Shareholder further understands and agrees that Shareholder may be deemed to be an "affiliate" of VERITAS within the meaning of the 1933 Act and, in particular, Rule 145 promulgated under the 1933 Act ("RULE 145").

                  (ii) VERITAS Securities Owned. Except as otherwise disclosed in the VERITAS Disclosure Letter, at the date hereof, all the VERITAS Stock owned by Shareholder are, and at all times until and through the Expiration Date all the VERITAS Securities owned by Shareholder will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances.

                  (iii) Transfer Restrictions on VERITAS Securities. Shareholder agrees with VERITAS not to sell, transfer, encumber or dispose of, or offer to sell, transfer, encumber or dispose of any VERITAS Securities until the Expiration Date, and at such time, only as agreed pursuant to the terms hereof.

                  (iv) Further Assurances. Shareholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the opinion of OpenVision or VERITAS, to carry out the purposes and intent of this Affiliate Agreement.

                  (v) Transfer Restrictions on Merger Securities. As used herein, the term "MERGER SECURITIES" means, collectively, all shares of Newco Common Stock that are or may be issued by Newco in connection with the Merger or the transactions contemplated by the Merger Agreements, or to any former holder of VERITAS options, warrants or rights to acquire shares of VERITAS Common Stock, and any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor or upon conversion thereof. Shareholder agrees not to sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to, any of the Merger Securities and/or any option, right or other interest with respect to any Merger Securities that Shareholder may acquire, unless: (i) such sale, transfer, exchange, pledge or disposition is permitted pursuant to Rule 145(d)(3) under the Securities Act (as contemplated by Section 4 hereof) and Newco's accountants have advised such Shareholder in writing that such sale, transfer, exchange, pledge or disposition would not preclude pooling of interests accounting treatment of the Merger; (ii) Newco's legal counsel or legal counsel representing Shareholder, which counsel is reasonably satisfactory to Newco, shall have advised Newco in a written opinion letter reasonably satisfactory to Newco and Newco's legal counsel, and upon which Newco and its legal counsel may rely, that no registration under the 1933 Act would be required in connection with the proposed sale, transfer, exchange, pledge or other disposition of Merger Securities by Shareholder; or (iii) a registration statement under the 1933 Act covering the Merger Securities proposed to be sold, transferred, exchanged, pledged or otherwise disposed of, describing the manner and terms of the proposed sale, transfer, exchange, pledge or other disposition, and


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containing a current prospectus, shall have been filed with the Securities and
Exchange Commission ("SEC") and been declared effective by the SEC under the 1933 Act; or (iii) an authorized representative of the SEC shall have rendered written advice to Shareholder (sought by Shareholder or counsel to Shareholder, with a copy thereof and all other related communications delivered to Newco and its legal counsel) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed disposition of Merger Securities, if consummated. Nothing herein imposes upon Newco any obligation to register any Merger Securities under the 1933 Act.

                  (vi) Pooling Lock-Up. Notwithstanding any other provision of this Affiliate Agreement to the contrary, from and after the date of this Agreement, Shareholder will not further sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Shareholder's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any VERITAS Securities or any rights, options or warrants to purchase VERITAS Securities or any Merger Securities or other securities of Newco during the time period (the "LOCK-UP PERIOD") beginning thirty (30) days immediately preceding the Effective Time and ending at such time after the Effective Time as Newco has publicly released the combined financial results of Newco, VERITAS and OpenVision for a period of at least thirty (30) days of combined operations of Newco, VERITAS and OpenVision after the Effective Time of the Merger. Newco agrees to publish such financial results expeditiously in a manner consistent with VERITAS' prior practices. Notwithstanding the foregoing, Newco agrees that any "affiliates" of VERITAS within the meaning of Rule 145 will be allowed, as a group, to sell up to 1% of VERITAS Stock under the "de minimis" exceptions to the pooling of interest requirements, with each transaction to be approved in advance by Newco's auditors.

                  (vii) Intent. Shareholder does not now have, and as of the Effective Time of the Merger will not have, any present plan or intention (a "PLAN OF TRANSFER") to engage in a further sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition (a "SALE") of more than fifty percent (50%) of the Newco Common Stock (or other Merger Securities) that Shareholder may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor or upon conversion thereof ("DERIVATIVE SECURITIES"). Shareholder is not aware of, nor is Shareholder participating in, any Plan of Transfer to engage in Sales of Newco Common Stock (or other Merger Securities) to be issued in the Merger (including Derivative Securities) such that the aggregate fair market value, as of the Effective Time of the Merger (as defined in the Plan of Reorganization), of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding VERITAS Securities immediately prior to the Merger. For purposes of this representation, VERITAS Securities (or any portion thereof) (i) with respect to which a VERITAS shareholder receives consideration in the Merger other than Newco Common Stock (including, without limitation, cash received in lieu of fractional shares) and/or (ii) with respect to which a Sale occurs during the period beginning with the commencement of negotiations (whether formal or informal) between OpenVision and VERITAS regarding the Merger and ending on the Effective Time of the Merger (the "PRE-MERGER PERIOD"), shall be considered shares of outstanding VERITAS Common Stock exchanged for Newco Common Stock received in the Merger and then disposed of pursuant to a Plan of Transfer.

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                  (viii) Any other provisions of this Affiliate Agreement
notwithstanding, if the undersigned Shareholder is organized as a partnership, OpenVision, VERITAS and Newco hereby agree that such partnership shall be permitted to make a distribution to its partners of shares of VERITAS capital stock (if made prior to the effectiveness of the Merger) or of shares of Newco capital stock received in the Merger so long as the undersigned Shareholder and its partnership distributees (a) agree to be bound by all of the terms and obligations of this Agreement; and (b) provide assurances, acceptable to Newco and VERITAS in their reasonable discretion, that such distributions (i) are permissible under Rule 145; (ii) will not prevent the Merger from being treated as a tax-free reorganization for federal income tax purposes, or (iii) will not prevent the Merger from being accounted for as a pooling of interests. Notwithstanding the above, if the Shareholder has executed a Voting Agreement with OpenVision, such Shareholder may not distribute such Shareholder's shares of VERITAS capital stock prior to the effectiveness of the Merger.

SECTION 4. RESTRICTIONS ON RESALES

         Shareholder understands that, in addition to the restrictions imposed under Section 3 of this Affiliate Agreement, the provisions of Rule 145 currently limit Shareholder's public resales of Merger Securities, in the manner set forth in subsections (i), (ii) and (iii) below, until such time as Shareholder has beneficially owned, within the meaning of Rule 144(d) under the 1933 Act, the Merger Securities for a period of at least two (2) years (or in some cases three (3) years) after the Effective Time of the Merger, and thereafter if and for so long as Shareholder is an affiliate of Newco:

                  (i) 145(d)(1). Unless and until the restriction "cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Merger Securities may be made by Shareholder only in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only: (i) if Newco meets the public information requirements of Rule 144(c); (ii) in brokers' transactions or in transactions with a market maker; and (iii) where the aggregate number of Merger Securities sold at any time together with all sales of restricted Newco Common Stock sold by or for Shareholder's account during the preceding three-month period does not exceed the greater of: (A) one percent (1%) of the shares of Newco Common Stock outstanding as shown by the most recent report or statement published by Newco; or (B) the average weekly volume of trading in Newco Common Stock on all national securities exchanges, or reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding the date of receipt of the order to execute the sale.

                  (ii) 145(d)(2). Shareholder may make unrestricted resales of Merger Securities pursuant to Rule 145(d)(2) if: (i) Shareholder has beneficially owned (within the meaning of Rule 144(d) under the 1933 Act) the Merger Securities for at least two (2) years after the Effective Time of the Merger; (ii) Shareholder is not an affiliate of Newco; and (iii) Newco meets the public information requirements of Rule 144(c).

                  (iii) 145(d)(3). Shareholder may make unrestricted resales of Merger Securities pursuant to Rule 145(d)(3) if Shareholder has beneficially owned (within the meaning


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of Rule 144(d) under the 1933 Act) the Merger Securities for at least three (3)
years after the Effective Time of the Merger and is not, and has not been for at least three (3) months, an affiliate of Newco.

                  VERITAS and Newco each acknowledges that the provisions of
Section 3.2(vi) of this Affiliate Agreement will be satisfied as to any sale by the undersigned of the Merger Securities pursuant to Rule 145(d), by a broker's letter and a letter from Shareholder with respect to that sale stating either that (i) each of the above-described requirements of Rule 145(d)(1) has been met or (ii) are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) and each of the above-described requirements of Rule 145(d)(2) or (d)(3) (as applicable) have been met; provided that in each case Newco has no reasonable basis to believe such sales were not made in compliance with such provisions of Rule 145(d).

SECTION 5. LEGENDS

         Shareholder also understands and agrees that stop transfer instructions will be given to Newco's transfer agent with respect to certificates evidencing the Merger Securities to enforce (i) Shareholder's compliance with Shareholder's representations in Subsections 3.2(vii), (ii) Shareholders' agreements in
Section 4, and (iii) Shareholder's compliance with applicable securities laws regarding the Merger Securities, and that there will be placed on the certificates evidencing such Merger Securities such legends as Newco or its counsel may reasonably require, including without limitation, a legend providing substantially as follows:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY APPLICABLE STATE SECURITIES LAWS, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF JANUARY 13, 1997 AMONG VERITAS SOFTWARE CORPORATION, VERITAS SOFTWARE CORPORATION, OPENVISION TECHNOLOGIES, INC. AND THE HOLDER OF SUCH SHARES, A COPY OF WHICH MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE OFFICES OF NEWCO. NEWCO WILL FURNISH, WITHOUT CHARGE, A COPY THEREOF TO THE HOLDER OF THIS CERTIFICATE, UPON WRITTEN REQUEST THEREFOR."

SECTION 6. MISCELLANEOUS

         6.1 NOTICES. Any notice or other communication required or permitted to be given under this Affiliate Agreement will be in writing, will be delivered personally, by telecopier (with a hard copy also mailed), or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, one business day after transmission by telecopier with confirmation of receipt, or three (3) days after deposit in the mails, if mailed, to the following addresses:

                  (i)  If to VERITAS or to Newco:

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                           VERITAS Software Corporation
                           1600 Plymouth Street
                           Mountain View, CA 94043
                           Attention:    Mark Leslie
                                         Chief Executive Officer

                     With a copy to:

                           Jacqueline A. Daunt, Esq.
                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, California  94036

                (ii)  If to OpenVision:

                           OpenVision Technologies, Inc.
                           7133 Koll Center Parkway,Suite 200
                           Pleasanton, CA 94566
                           Attention:      President and Chief Executive Officer

                     With a copy to:

                           Barry Taylor, Esq.
                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, California  94304

                (iii)  If to Shareholder:

                           To the address for notice for such Shareholder set
forth on Attachment 1 hereto

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 6.1.

         6.2 TERMINATION. This Affiliate Agreement shall be terminated and shall be of no further force and effect upon the termination of the Plan of Reorganization pursuant to its terms.

         6.3 COUNTERPARTS. This Affiliate Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Affiliate Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

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         6.4 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Affiliate Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         6.5 WAIVER AND AMENDMENT. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Affiliate Agreement may be amended by the parties hereto upon the execution and delivery of a written agreement executed by the parties hereto at any time before or after approval of the Merger by the VERITAS shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the VERITAS shareholders without obtaining such further approval.

         6.6 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Affiliate Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any litigation or other dispute resolution proceeding among the parties relating to this Affiliate Agreement will take place in San Mateo, Santa Clara or San Francisco County, California, The parties consent to the personal jurisdiction of and the venue in the state and federal courts within such counties.

         6.7 SEVERABILITY. If any term, provision, covenant or restriction of this Affiliate Agreement (or of the Plan of Reorganization) is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Affiliate Agreement (or of the Plan of Reorganization, as the case may be) will remain in full force and effect and will in no way be effected, impaired or invalidated. The parties further agree to replace such invalid or unenforceable term with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

         6.8 CONSTRUCTION OF AGREEMENT. This Affiliate Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section will mean a Section in this Affiliate Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Affiliate Agreement which will be considered as a whole.

         6.9 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Affiliate Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         6.10 PARTNERSHIP. Newco, OpenVision and VERITAS agree that if Shareholder is a limited partnership, Shareholder's general and limited partners shall in no event be liable for any obligations or liabilities of Shareholder under this Agreement.

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
         IN WITNESS WHEREOF, the parties hereto have executed this Affiliate Agreement as of the date first set forth above.

VERITAS SOFTWARE CORPORATION,                     OPENVISION TECHNOLOGIES, INC.
a California corporation                          a Delaware corporation



By: __________________________                    By: __________________________

Name: ________________________                    Name: ________________________

Title: _______________________                    Title: _______________________



VERITAS SOFTWARE CORPORATION,                     SHAREHOLDER:
a Delaware corporation



By: __________________________                    ______________________________

Name: ________________________                    Name: ________________________

Title: _______________________



                 [SIGNATURE PAGE TO VERITAS AFFILIATE AGREEMENT]


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                                  ATTACHMENT 1



                                  VERITAS STOCK



Shareholder's Address for Notice:            ______________________________

                                             ______________________________

                                             ______________________________



Number of shares of VERITAS
capital stock beneficially
owned by the undersigned:                    ______________________________



Number of options, warrants
or other convertible securities
convertible into VERITAS capital
stock beneficially owned by
the undersigned:                             ______________________________